Exhibit 10.32.2

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Amendment 1

This Is Amendment 1 to the Exclusive International Distribution Agreement (“Agreement”) between Curetis GmbH (“Curetis”) and Beijing Clear Biotech (“BCB”) (collectively the Parties), which was signed September 25, 2015.

Preamble

A.	On October 8, 2017, the general office of the CPC Central Committee and the general office of the State Council issued “the Opinion on Deepening the Reform of the Review and Approval System and Encouraging the Innovation of Drugs and Medical Devices”.
B.	Section 1.6 of said opinion states that clinical trial data obtained from overseas multi-center trials may be use for an application for registration in China, if the same conform to the relevant requirements for registration of drugs and medical devices in China. With respect to an application for a drug or medical device to be marketed in China for the first time, the applicant shall provide clinical trial data regarding whether there is any ethnic difference (if applicable).
C.	Curetis is in possession of such clinical data generated in a multi-centre clinical trial conducted in the USA for the submission of a De novo request to the US FDA for the Unyvero LRT Cartridge and Unyvero System. This U.S. FDA De novo request has been granted on April 3, 2018.
D.	The Parties want to use a customized compilation of this data (see Schedule A) for a submission to CFDA according to the state opinion cited under (A) above with the objective to minimize or avoid entirely the need for clinical studies in China.
E.	It is agreed that the entire data package provided to BCB as per schedule (A) is the property of Curetis and is confidential information that BCB may only share with the CFDA or other outside parties as required for regulatory approval or registration purposes.
F.	This new approach deviates from the original approach to obtain approval as stipulated in the Agreement. According to the Agreement, BCB is in charge of setting up and managing all clinical trials and all data analysis and document drafting required for gaining CFDA approval in China, while Curetis will provide instruments and Cartridges at discounted rates and reward BCB for certain achieved milestones in pursuing the CFDA clinical trial and registration process through milestone payments.
G.	While the new approach substantially may lower the burden and financial exposure for BCB and may significantly reduce the time and cost to launching Unyvero in the Chinese market,

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

it requires significantly more support and substantial resources from Curetis to compile and partially reanalyse data from the U.S.-FDA as well as other studies.

H.	Therefore, the Parties agree to revise the provisions of the Agreement to reflect the increased burden to Curetis accordingly.

THEREFORE, Parties agree to adjust the above named Agreement effective immediately as follows:

1.	The P55 Cartridge shall be renamed HPN Cartridge in the entire Agreement. Any reference to or provision for the HPN Cartridge shall now apply to the HPN Cartridge.
2.	Clause 3.8 of the Agreement, including its subsections 3.8 (a), and 3.8 (b), shall not apply and shall be deleted in its entirety.
3.	Clause 21.1. sentence one shall be replaced by the following “This Agreement shall be valid for a term of eight (8) years post CFDA registration.” For the additional years of exclusivity, BCB commits to the minimum purchases stated in the revised Attachment 6.2 with all minimum purchased for years 1-5 unchanged.
4.	The new transfer price post CFDA clearance for a complete HPN cartridge set (packaging unit) shall be [***]€ ([***] € per single cartridge) for the first [***] cartridges. Above that number the set price shall be [***]€ ([***] € per single cartridge).
5.	All other regulations of the above named Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as follows:

Bejing Clear Biotech	Curetis GmbH
By: /s/ Zeeman Zhang Name: Zeeman Zhang Title: General Manager Date: 11 October 2018	By: /s/ Oliver Schacht Name: Oliver Schacht, PhD Title: Managing Director Date: 11-Oct-2018
By: /s/ Tang Ming Name: Tang Ming Title: Chairman Date: 11 October 2018	By: /s/ Achim Plum Name: Dr. Achim Plum Title: Managing Director Date: 11-Oct-2018
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Schedule A
Documents provided to BCB

1.	Cover Letter + FDA Clinical Trial Background
New document to be written: Executive summary, describing document package, clinical trial approach and efforts executed to achieve FDA approval, from initial pre-IDE meeting back in 2011 to De Novo submission in January 2017, interactive review and final clearance in April 2018.
2.	Original FDA LRT Clinical Trial Protocol
Document “(1) 20150429 Curetis LRT55 Studyprotocol (6.0R).pdf” provided to BCB on June 12, 2018, ready for translation.
This is the clinical trial protocol which we had executed during the study at 9 participating clinical trial centers in the US.
3.	FDA Clinical Trial Protocol — Addendum Memo
New document to be written: we will compile CFDA requested (mostly organizational) information not included in the protocol, e.g. clinical site information, ethics approval (per site), Principle Investigator information, ethics summary etc.
4.	Unyvero System Manual (FDA approved release version)
Document “(2) Unyvero System Manual.pdf” provided to BCB on June 12, 2018, ready for translation
This document complements the clinical trial protocol, describing how to operate the Unyvero instrument system (platform).
5.	Clinical Trial Report for CFDA
New document to be written: this will be a new customized report, using data in line with final FDA approval information (as complied in the release version of the LRT Instructions for Use), based on the LRT clinical trial aspirate sample data.
Note that the original clinical study report submitted to the FDA in January 2017 was still based on BAL and aspirate samples combined and data evaluation had been significantly revised over the course of 15 months of interactive FDA review. Final aspirate sample data evaluation as agreed with FDA are reported in the Instructions for Use and will be included in this new report. We will attempt to follow the CFDA proposed document structure as much as possible.
6.	Supporting document: ASM Microbe Presentation “Multi-center evaluation”
Document “(3) Presentation Multi-center evaluation.pdf” provided to BCB on June 12, 2018, ready for translation
This presentation given by PI Matt Sims at ASM Microbe should serve as the original clinical trial summary report (site PIs are listed as authors) and is based on an early evaluation during interactive review with the FDA, providing combined aspirate and BAL sample data.
7.	Supporting document: Standard of Care Microbiology Testing
Document “(4) 20161128 CS2015 Standard of Care Microbiology Reporting(1.0).pdf” provided to BCB on June 12, 2018, ready for translation
This report summarizes the different specific test methods used at the clinical trial centers
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

for microbiology testing (pathogen identification and antibiotic susceptibility testing). This Is requested by CFDA as annex document.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Revised attachment_6.2

	Year 1 Post approval	Year 2 Post approval	Year 3 Post approval	Year 4 Post approval	Year 5 Post approval	Year 6 Post approval	Year 7 Post approval	Year 8 Post approval
Unyvero L4 Lysators	30	50	50	60	60	40	30	30
Unyvero C8 Cockpits	30	50	50	60	60	40	30	30
Unyvero A50 Analyzers	30	50	50	60	60	40	30	30
Unyvero Sets (HPN and Implant & Tissue Infection combined)	1,250 (=15.000 cartridges)	3,333 (=39,996 cartridges)	8,125 (=97,500 cartridges)	11,875 (=142,500 cartridges)	20,833 (=249,996 cartridges)	24,166 (=289,992 cartridges)	26,666 (=319,992 cartridges)	29,166 (=349,992 cartridges)

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